UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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BEACON POWER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beacon Power Corporation
234 Ballardvale Street
Wilmington, MA 01887

Notice of Annual Meeting of Stockholders
to be Held June 25, 2007

To the Stockholders of
Beacon Power Corporation:

We are hereby notifying you that Beacon Power Corporation will be holding its Annual Meeting of Stockholders at our corporate headquarters located at 234 Ballardvale Street, Wilmington, Massachusetts 01887, on Monday, June 25, 2007 at 10:00 a.m., local time, for the following purposes:

(1)         To amend our Sixth Amended and Restated Certificate of Incorporation to declassify our Board of Directors so that all directors are elected annually;

(2)         To amend our Sixth Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock of the Company;

(3)         To elect six members of our Board of Directors for the ensuing year and until each of their successors is duly elected and qualified;

(4)         To ratify the selection of Miller Wachman LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2007; and

(5)         To transact such other business as may properly come before the meeting or any adjournment thereof.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone, or over the Internet. For specific voting instructions, please refer to the information provided with your proxy card and in this proxy statement.

By Order of the Board of Directors,
Beacon Power Corporation
James M. Spiezio
Secretary

May    , 2007
Wilmington, Massachusetts

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward-looking statements. You should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from our expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; the possibility that our stock may be removed from the Nasdaq Stock Market if we are unable to meet minimum bid price or other compliance criteria; limited experience manufacturing any product and no experience supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones, including design modifications that may be needed following a recent malfunction that occurred while testing a prototype flywheel; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which Beacon hopes to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; the potential for intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; the complexity and other challenges of arranging project finance and resources for one or more frequency regulation power plants; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the recent volatility in the stock price of companies operating in the same sector. These factors are elaborated upon and other factors are described in the section of our Annual Report on Form 10-K titled “Risk Factors Relating to Our Business.”  We disclaim any obligation to update any forward-looking statements contained herein after the date of this Proxy Statement.

BEACON POWER CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
ON JUNE 25, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Beacon Power Corporation (“We”, “Beacon”, or the “Company”) for use at the Annual Meeting of Stockholders to be held on June 25, 2007 beginning at 10:00 a.m. at our corporate headquarters located at 234 Ballardvale Street, Wilmington, Massachusetts 01887, and at any adjournment or postponement of that meeting.

Introduction

We are furnishing you with this Proxy Statement in connection with the solicitation of proxies to be used at the Annual Meeting of Beacon to be held on June 25, 2007 and at any adjournment of the Annual Meeting, for the purposes set forth in the accompanying notice of the meeting. All holders of record of our Common Stock at the close of business on May     , 2007 will be entitled to vote at this meeting and any adjournments thereof. The stock transfer books have not been closed.

This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and accompanying proxy card were mailed to our stockholders on or about May   , 2007.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.

Voting by Mail.   By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. Please sign and return your proxy card to ensure that all of your shares are voted.

Voting by Telephone.   To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet.   To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Annual Meeting.   If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Solicitation of Proxies

We are soliciting proxies in the form enclosed on behalf of the Board of Directors. We will vote any such signed proxy, if received in time for the voting and not revoked, at the Annual Meeting according to your directions. We will vote any proxy that fails to specify a choice on any matter to be acted upon FOR the election of each nominee for director and FOR each other proposal to be acted upon. If you submit a signed proxy in the form enclosed, you will have the power to revoke it at any time before we exercise it by filing a later proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing addressed to the Secretary of Beacon Power Corporation at 234 Ballardvale Street, Wilmington, MA 01887.

We will pay for all expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board. Officers and regular Beacon employees may solicit proxies on behalf of the Board by telephone, telegram or personal interview, and we will bear the expenses of such efforts. We also may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

Voting Rights

As of May    , 2007, we had [           ] shares of our common stock, $0.01 par value (“Common Stock”), issued and outstanding. Each share of Common Stock that you own entitles you to one vote on each matter to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class.

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock on the record date is necessary to constitute a quorum to transact business at the Annual Meeting. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to solicit additional proxies. Shares of Common Stock represented at the Annual Meeting but not voted, including shares of Common Stock for which proxies have been received but for which the holders have abstained, will be treated as present at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

To approve each of the amendments to the Sixth Amended and Restated Certificate of Incorporation (Proposals 1 and 2), stockholders holding more than fifty percent (50%) of our issued and outstanding shares of Common Stock that are entitled to vote must vote FOR such Proposals.

Assuming a quorum is established, directors will be elected (Proposal 3) by a plurality of votes cast. If a vote is withheld regarding the election of directors, such vote will have no effect.

Approval of Proposal 4, the ratification of auditors, requires the affirmative vote of a majority of shares represented at the meeting.

If you return your proxy with instructions to abstain from voting on any of the proposals, your shares will be counted for purposes of determining whether a quorum is present at the Annual Meeting and for purposes of determining the total number of votes cast on each proposal described in this Proxy Statement. Other than with respect to the election of directors proposal, an abstention with respect to the other proposals has the legal effect of a vote “AGAINST” the proposal. Abstaining from voting on the election of directors proposal will have no effect because the directors who receive a plurality of votes are elected. Brokers and banks holding shares in street name have the authority to vote in favor of all the nominees for director and in favor of ratifying auditors when they have not received contrary instructions from the beneficial owners. However, with respect to Proposals 1 and 2, if your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm does not have the authority to vote your unvoted shares held by the firm on Proposals 1 and 2. Under Delaware law, to determine whether Proposals 1 and 2 have received the necessary number of affirmative votes, broker non-votes and abstentions will have the same effect as a vote AGAINST Proposals 1 and 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May      , 2007, certain information concerning the ownership of shares of our Common Stock by:

•       Each person or group that we know beneficially owns more than five percent of the issued and outstanding shares of common stock

•       Each director

•       Our Senior Managers and

•       All of our directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to his, her or its shares of common stock shown.

	Shares beneficially owned
Name and Address of Beneficial Owner	Number(1)	Percent of Class
Stephen P. Adik(2)	205,798	*
F. William Capp(2)	2,081,639	2.9%
Richard L. Hockney(2)	230,800	*
Daniel E. Kletter(2)	16,667	*
Matthew L. Lazarewicz(2)	1,034,090	1.4%
Chester R. Lyons(2)	69,949	*
Virgil G. Rose(2)	8,333	*
Jack P. Smith(2)	242,104	*
James M. Spiezio(2)	949,516	1.3%
William E. Stanton(2)	90,046	*
Lisa W. Zappala(2)	155,798	*
5% Shareholders
Perseus Capital, L.L.C.(3)	4,077,914	5.6%
2099 Pennsylvania Ave, NW
Suite 900
Washington, DC 20006
All directors and executive officers as a group (9 persons)	4,783,991	6.4%

*                    Less than 1%.

       (1) The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to those securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after May     , 2007 through the exercise of any warrant, stock option or other right. The inclusion in this joint proxy statement of these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. The number of shares of Beacon common stock outstanding used in calculating the percentage for each listed person includes the shares of Beacon common stock underlying warrants or options held by that person that are exercisable or convertible within 60 days of May     , 2007, but excludes shares of Beacon common stock underlying warrants or options held by any other person.

       (2) Includes the following shares of the Company’s Common Stock which the indicated executive officer or director had the right to acquire within 60 days from May    , 2007, through the exercise of stock options: Mr. Adik, 205,798; Mr. Capp, 1,616,426; Mr. Hockney, 134,250; Mr. Kletter, 16,667; Mr. Lazarewicz, 680,554; Mr. Lyons, 68,749; Mr. Rose, 8,333; Mr. Smith, 239,104; Mr. Spiezio, 720,601; Mr. Stanton, 89,046; Ms. Zappala, 155,798.

       (3) Includes 2,133,333 shares of common stock issuable upon the exercise of stock warrants, which may be exercised on or before May     , 2007.

Equity Compensation Plan Information.   The following table gives information about equity awards under our stock option plan and employee stock purchase plan, as of December 31, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	6,446,886	$1.23	12,653,061
Equity compensation plans not approved by security holders	100,000	$1.23	—
Total	6,546,886	$1.23	12,653,061

For additional information concerning our equity compensation plans, see discussion in footnote 8 to our consolidated financial statements, Stock Compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during our fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our directors, officers and ten-percent stockholders were satisfied.

PROPOSAL 1

AMENDMENT OF OUR SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

The Board recommends that stockholders approve certain amendments to the Company’s Sixth Amended and Restated Certificate of Incorporation (the “Declassifying Amendments”) in order to fully implement a declassified Board structure, so that each Board member’s term expires at each Annual Meeting of stockholders. Corresponding changes to the Company’s By-Laws have already been made.

Currently, the Board is divided into three classes, with directors in each class standing for election for three-year terms, once every three years. If stockholders approve Proposal No. 1 at the Annual Meeting, beginning at this Annual Meeting, directors will be elected for one-year terms expiring at the next-succeeding Annual Meeting after their election, with the effect that from and after this Annual Meeting, the Board will be declassified and all directors will then stand for annual election.

In making its determination to recommend declassification, the Board considered arguments both for and against the classified board structure. Weighing in favor of the classified board structure is the Board’s belief that historically a classified board structure with staggered three-year terms has helped ensure that at any given point at least two-thirds of the Board has prior experience and familiarity with our business and the complex marketplace in which we operate. The Board believes that such long-term institutional knowledge benefits the Company and enables the Board to provide long-term strategic planning. The Board also considered the fact that a classified board structure may help safeguard the Company against unsolicited third-party efforts to take control of the Company without paying fair value for the Company’s business and assets, by preventing the unilateral removal of directors by a potential acquirer at a single annual meeting. The Board also considered the possibility that the classified board structure enhances the independence of the non-employee directors who sit on the Board.

On the other hand, the Board recognizes an emerging consensus among investors that the classified board structure may reduce the accountability of directors to stockholders by decreasing the frequency with which such directors stand for re-election. The Board also recognizes that director elections are the primary means by which the Company stockholders affect corporate management and thus that the classified board structure may have an adverse impact on stockholder influence over company policy. After weighing these factors, the Board amended the Bylaws to do away with the classified board structure, and has determined that it is an appropriate time to propose declassifying the Board to the stockholders and believes the Declassifying Amendments are advisable and in the best interests of the Company and its stockholders.

The full text of the Declassifying Amendments, that will be included in the Certificate of Amendment that we will file with the Secretary of State of the State of Delaware (the “Certificate of Amendment”) if stockholders approve Proposal 1 is attached as Appendix A to this proxy statement. The above summary of the Declassifying Amendments is qualified in its entirety by the text set forth in Appendix A.

Vote Required for Approval

Approval of the Declassifying Amendments requires the affirmative vote of the holders of a majority of outstanding shares of the Common Stock entitled to vote on Proposal No. 1.

Effectiveness of Declassifying Amendments

If approved, the Declassifying Amendments will become effective upon the filing of a Certificate of Amendment. At the Annual Meeting, stockholders will consider this Proposal 1 before Proposal 3, the election of directors. If stockholders approve Proposal 1, the Certificate of Amendment will be filed with the Secretary of State of the State of Delaware to implement Proposal 1. If stockholders do not approve Proposal 1, our Board of Directors will remain classified. See Proposal 3 for more information about the election of directors.

OUR BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF OUR SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

PROPOSAL 2

AMENDMENT OF OUR SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Company currently has 110,000,000 authorized shares of Common Stock. As of May     , 2007, [           ] shares of Common Stock were issued and outstanding; [             ] shares of Common Stock were reserved for issuance under the Company’s various compensatory plans; and [              ] shares of Common Stock were held in treasury. Therefore, as of May     , 2007, there were [             ] shares of Common Stock which were not issued and outstanding, reserved for issuance or held in the Company’s treasury. Because of the limited number of shares of Common Stock available to be issued, the Board of Directors recommends that stockholders approve certain amendments to the Company’s Sixth Amended and Restated Certificate of Incorporation (the “Share Amendments”) in order to authorize an additional 90,000,000 shares of Common Stock of the same class as is presently authorized.

Under the Company’s present Sixth Amended and Restated Certificate of Incorporation, shareholders have no preemptive rights with respect to the authorization or issuance of the Company’s capital stock. No holder of the Company’s capital stock has or will have the right of cumulative voting at any election of directors or upon any other matter. Once authorized, shares of Common Stock generally may be issued solely upon the action of the Board of Directors in exchange for adequate consideration therefor. The additional shares of Common Stock, when issued, will have the same rights as the presently authorized shares of Common Stock. The Share Amendments will not modify the Sixth Amended and Restated Certificate of Incorporation to provide preemptive rights or cumulative voting. It is the present intention of the Board of Directors that the adoption of the Share Amendments to increase the amount of authorized Common Stock will not result in the immediate issuance of any additional Common Stock shares. This increase, however, is intended to insure that there will be sufficient authorized but unissued shares available for future issuance in connection with the corporate purposes described below.

Approval of this proposal will permit the Board to issue such additional shares in the future without further approval of the shareholders unless otherwise required by law or the Company’s Sixth Amended and Restated Certificate of Incorporation.

Reasons for the Proposed Amendment

The Board of Directors believes that additional shares of Common Stock should be available for issuance by the Board of Directors from time to time for stock dividends, acquisitions, future financings, employee benefit plans and for other proper corporate purposes. The increase in the authorized shares could also be used to impede an attempt to acquire control of the Company without the consent of the Board of Directors since new shares could be issued to dilute the stock ownership of a person engaging in such an attempt. The additional flexibility afforded by the ability to issue the Common Stock could enhance the arm’s-length bargaining capability of the Board of Directors on behalf of the Company’s shareholders in a situation involving a solicitation to obtain control of the Company without the approval of the Board of Directors. The additional shares of Common Stock proposed to be authorized might also be issued to a holder who would vote against a proposed merger or sale of assets or other corporate transaction and therefore might be available to impede or discourage an acquisition of the Company without the consent of the Board of Directors. However, such an issuance would also affect shareholder value by diluting the stock ownership of all shareholders, who at the time of such issuance, own stock of the same class whether such shareholders were in favor of or against such transaction. The Board of Directors has no present plans for the issuance of Common Stock, except for such stock issued pursuant to any of the Company’s existing or proposed employee benefit plans, and does not intend to issue any Common Stock except on terms which the Board of Directors deems to be in the best interests of the Company and its shareholders.

The full text of the proposed amendments to our Sixth Amended and Restated Certificate of Incorporation, that will be included in the Certificate of Amendment that we will file with the Secretary of State of the State of Delaware if stockholders approve Proposal 2 is attached as Appendix B to this proxy statement. The above summary of the Share Amendments is qualified in its entirety by the text set forth in Appendix B.

Vote Required for Approval

Approval of the Share Amendments requires the affirmative vote of the holders of a majority of outstanding shares of the Common Stock entitled to vote on Proposal No. 2.

Effectiveness of Share Amendments

If approved, the Share Amendments will become effective upon the filing of a Certificate of Amendment. If the proposal is not approved by the requisite stockholder vote, the number of authorized shares of Common Stock will remain unchanged.

OUR BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF OUR SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3

ELECTION OF DIRECTORS

Our Board of Directors has nominated the persons named below for election at the 2007 Annual Meeting as directors. The directors who are elected will hold office until their successors shall have been duly elected and qualified. If Proposal 1 is approved, the Board will be declassified and stockholders will vote to elect these nominees to hold office until the 2008 Annual Meeting of stockholders. If Proposal 1 is not approved, stockholders will vote to elect the nominees to the following terms: (i) F. William Capp and Edward A. Weihman to hold office until the 2008 Annual Meeting of stockholders, (ii) Daniel E. Kletter and Virgil G. Rose to hold office until the 2009 Annual Meeting of stockholders and (iii) Jack P. Smith and Stephen P. Adik to hold office until the 2010 Annual Meeting of stockholders. In accordance with the Delaware General Corporation Law, each nominee for director requires a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting in order to gain election.

With the exception of Mr. Weihman, the nominees are members of our present Board of Directors. The nominees for director have consented to being named nominees in this Proxy Statement and have agreed to serve as directors, if elected at the Annual Meeting. The Common Stock represented by proxies will be voted for the election as directors of the nominees unless we receive contrary instructions. If any of the nominees is unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by our Board of Directors. If a suitable substitute is not available, our Board of Directors will reduce the number of directors to be elected.

We encourage our directors to attend each of our Annual Meetings of Stockholders. At our 2006 Annual Meeting of Stockholders, all of our then directors were present.

OUR BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED BELOW.

F. William Capp, age 58 (director since 2001)

Mr. Capp has served as our President, Chief Executive Officer and Board member since December 1, 2001 when he joined the Company. Mr. Capp received his Bachelor of Science in Aeronautical Engineering from Purdue University, a Master of Business Administration and a Master Degree in Mechanical Engineering from the University of Michigan.

Stephen P. Adik, age 64 (director since 2004)

Audit Committee
Compensation Committee
Nominating and Governance Committee

Mr. Adik served as Vice Chairman at NiSource Inc., (NYSE: NI), a Fortune 500 electric, natural gas and pipeline company, from December 2000 until his retirement in December 2003. He served on the Board of NiSource from December 2000 to May 2005. He is a member of the Board of Directors and Chairman of the Audit Committee of NorthWestern Corporation, an electric and natural gas company. He is also a member of the Board of Directors of the Chicago South Shore and South Bend Railroad, a regional railroad company. Mr. Adik received his Bachelor of Science degree in Mechanical Engineering from the Stevens Institute of Technology, and an MBA degree in Finance from Northwestern University.

Daniel E. Kletter, age 68 (director since October 2006)

Audit Committee
Nominating and Governance Committee

Mr. Kletter is an independent consultant with more than 28 years of operating management, acquisition and director experience. From 1999 to 2001 he was with ING-BARINGS/ABN-AMRO, where he was Managing Director in the Industrial Manufacturing and Technology Group.  Mr. Kletter serves on the Board of Directors of Power Curbers, Inc. and Bil-Jax, Inc. Mr. Kletter received a Bachelor of Science in Mechanical Engineering from the University of Notre Dame, and a Masters Degree in Business Administration from Northwestern University.

Virgil G. Rose, age 61 (director since January 2007)

Compensation Committee
Nominating and Governance Committee

Mr. Rose has been an independent consultant providing advisory services that include working with the United States Department of Energy, California Energy Commission, California ISO, Bonneville Power Authority, National Labs, and numerous west coast utilities since 2004. From 2001 to 2004, Mr. Rose was Senior Vice President and Director of Energy Delivery and Management at Nexant, an international energy industry consulting company. Mr. Rose has 38 years of experience in the electric utility industry in various consulting, engineering, system operation, and management capacities, including 27 years with Pacific Gas & Electric (PG&E). Mr. Rose received a Bachelor of Science in Electrical Engineering from Fresno State University, a Master of Science in Electrical Engineering from Santa Clara University, and has completed the Advanced Management Program at Harvard University.

Jack P. Smith, age 58 (director since 2001)

Audit Committee
Compensation Committee
Nominating and Governance Committee

Mr. Smith is Chairman, Director and co-owner of Silversmith Inc, a producer of natural gas well metering and automated data reporting systems. Mr. Smith co-founded Silversmith Inc. in 2003. Prior to his current engagement with Silversmith, Mr. Smith was President and CEO of Holland Neway International, a leading producer of commercial vehicle suspensions and brake systems. Mr. Smith also serves on the Board of Directors of Bissell Corporation in Grand Rapids, Michigan, SRAM Corporation in Chicago and Weasler Engineering in Wisconsin. He is a Trustee of Grand Valley State University Foundation. Mr. Smith received his Bachelor of Science and Masters Degree in Mechanical Engineering and a Masters Degree in Business Administration from the University of Michigan.

Edward A. Weihman, age 58

Mr. Weihman is currently a Senior Advisor to the Natural Resources Group at Dresdner Kleinwort, the investment bank of Dresdner Bank AG and a member of the Allianz Group. He was a Managing Director at Dresdner and a predecessor firm, Wasserstein Perella, from 1995 to 2006, where he was engaged in the mergers and acquisitions business for the firm’s Natural Resources and Utility clients. Mr. Weihman received his Bachelor of Arts degree from Williams College and a Masters Degree in Business Administration from Columbia University.

CORPORATE GOVERNANCE

Board of Directors’ Meetings and Committees

Meetings.   During the fiscal year ended December 31, 2006, our Board of Directors held seventeen meetings. Each director attended more than 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during period that he or she served.

Committees.   Our Board of Directors has established three standing committees:  the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. No member of any of these committees is an employee of Beacon. The membership of each committee is listed below.

Audit	Compensation	Nominating and Governance
Stephen P. Adik, Chair	Jack P. Smith, Chair	Virgil G. Rose, Chair
Jack P. Smith	Stephen P. Adik	Stephen P. Adik
Daniel E. Kletter	Lisa W. Zappala	Jack P. Smith
	Virgil G. Rose	Daniel E. Kletter

Audit Committee.   Under rules of the Nasdaq Stock Market, our Audit Committee must have at least three members, all of whom must be “independent.”  All members of our Audit Committee qualify as “independent” as defined in the Nasdaq Stock Market and SEC standards. Each of Mr. Adik and Mr. Kletter is qualified as an Audit Committee Financial Expert, as defined by the SEC. The Audit Committee is appointed by and reports to our Board of Directors. Its responsibilities include, but are not limited to, the appointment, compensation and dismissal of our independent auditors, review of the scope and results of our independent auditors’ audit activities, evaluation of the independence of our independent auditors and review of our accounting controls and policies, financial reporting practices and internal audit control procedures and related reports. During the last fiscal year, the Audit Committee held nine meetings. The Audit Committee’s charter can be found on our website at www.beaconpower.com.

Compensation Committee.   Our Compensation Committee has the authority to set the compensation of our Chief Executive Officer and all other executive officers and has the responsibility to review the design, administration and effectiveness of all programs and policies concerning executive compensation and establishing and reviewing general policies relating to compensation and benefits of employees. The Compensation Committee administers our Third Amended and Restated 1998 Stock Incentive Plan and Employee Stock Purchase Plan. Messrs. Adik, Smith and Rose and Ms. Zappala are non-employee directors who have no interlocking relationships as defined by the SEC, and are all independent pursuant to the Nasdaq Stock Market Rules applicable to members of this committee. The Compensation Committee held five meetings during the last fiscal year.

Nominating and Governance Committee.   Prior to August 8, 2006, the Nominating and Governance Committee was named the Nominating Committee. The Nominating and Governance Committee recommends to the Board corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines. The committee also identifies individuals qualified to become Board members, reviews the qualifications of nominee directors and recommends to the Board the director nominees for annual meetings of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. A stockholder may nominate a person for election as a director by complying with Section 2.2 of our By-Laws, which provides that advance notice of a nomination must be delivered to Beacon and must contain the name and certain information concerning the nominee and the stockholders who support the nominee’s election. A copy of this By-Law provision may be obtained by writing to Beacon Power Corporation, Attn:  James M. Spiezio, Secretary, 234 Ballardvale Street, Wilmington, Massachusetts 01887. Director nominees submitted by our stockholders will be considered on the same terms as other nominees. All members of our Nominating and Governance Committee qualify as “independent” pursuant to the Nasdaq Stock Market Rules. The Nominating and Governance Committee held seven meetings during the last fiscal year. The charter for our Nominating and Governance Committee can be found on our web site at www.beaconpower.com.

Director Independence

There are no family relationships among any of our directors or executive officers. Messrs. Adik, Smith, Kletter and Rose and Ms. Zappala, representing a majority of our directors, are determined to be independent under the rules of the NASDAQ Stock Market. Our board holds regularly scheduled meetings at which only these independent directors are present.

Limitation of Liability and Indemnification

Our Certificate of Incorporation limits the liability of our directors, officers and various other parties whom we have requested to serve as directors, officers, trustees or in similar capacities with other entities to us or our stockholders for any liability arising from an action to which such persons are a party by reason of the fact that they were serving Beacon or at our request to the fullest extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and Executive Officers. Subject to certain limited exceptions, under these agreements, we will be obligated, to the fullest extent not prohibited by the Delaware General Corporation Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were Beacon directors or Executive Officers. We also maintain liability insurance for our directors and Executive Officers in order to limit our exposure to liability for indemnification of our directors and Executive Officers.

Communication with Our Board of Directors

Our Board of Directors provides a process for our stockholders and other interested parties to send communications directly to our non-employee directors. Any person who desires to contact the non-employee directors may do so by writing to:  Board of Directors, c/o Beacon Power Corporation, 234 Ballardvale Street, Wilmington, Massachusetts 01887.

Communications received will be forwarded directly to the Chair of the Nominating and Governance Committee. The Chair of the Nominating and Governance Committee will, in his discretion, forward such communications to other directors, members of our management or such other persons as he deems appropriate. The Chair of the Nominating and Governance Committee, or, if appropriate, our management, will respond in a timely manner to any substantive communications from a stockholder or interested party.

Our Audit Committee also provides a process to send communications directly to the committee about our accounting, internal accounting controls or auditing matters. Any person who desires to contact the Audit Committee regarding such matters may do so by writing to Audit Committee of the Board of Directors, c/o Beacon Power Corporation, 234 Ballardvale Street, Wilmington, Massachusetts 01887.

Communications received by mail will be forwarded directly to, the Chair of the Audit Committee. The Chair of the Audit Committee, in his discretion, will forward such communications to other directors, members of our management or such other persons as he deems appropriate. The Chair of the Audit Committee, or, if appropriate, our management, will respond in a timely manner to any substantive communications from a stockholder or an interested party.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is composed of three members and acts under a written charter first adopted and approved by our Board of Directors on October 18, 2000. All members of the Audit Committee are independent directors, as defined by its charter and the rules of the Securities and Exchange Commission and Nasdaq Stock Market.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2006, the Audit Committee (i) reviewed and discussed the audited financial statements with management, (ii) discussed with Miller Wachman LLP, our independent auditors for the fiscal year ending December 31, 2006, the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) received the written disclosures and the letter from Miller Wachman LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented) and discussed the independence of Miller Wachman LLP with Miller Wachman LLP. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Audit Committee:

Stephen P. Adik, Chair
Jack P. Smith
Daniel E. Kletter

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Role of Our Compensation Committee.   Our Compensation Committee approves, administers and interprets our executive compensation policies. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “independent directors” for purposes of the Nasdaq Stock Market rules. Our Compensation Committee has as members Mr. Stephen P. Adik, Mr. Virgil G. Rose, and Ms. Lisa W. Zappala and is chaired by Mr. Jack P. Smith.

Our Compensation Committee reviews and makes recommendations to our Board of Directors to ensure that our compensation program is consistent with our compensation philosophy and corporate governance guidelines and, subject to the approval of our Board (without the participation of the CEO), establishes the compensation paid or granted to our Executive Officers, including our CEO. The Compensation Committee also establishes an overall pool of compensation for Senior Management and other employees.

Role of our Executive Officers.   The role of the CEO and CFO is to allocate the compensation pool approved by the Compensation Committee among all our other employees, including the other Senior Managers, and to provide recommendations to the Compensation Committee in regards to any equity compensation to be granted for Senior Management and other employees.

General Philosophy.   Our executive compensation and benefit program has been designed to encourage our Senior Management to pursue our strategic objectives while effectively managing the risks and challenges inherent in a development stage company. We have created a compensation package that combines short and long-term components through a mix of base salary, bonus and equity compensation, in the proportions we believe are most appropriate to incentivize and reward our Senior Management for achieving our strategic objectives. Moreover, the program is designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. Our compensation-setting process consists of establishing targeted overall compensation for each Senior Manager and then allocating that compensation among fixed and variable compensation. At the senior levels, we design the incentive compensation to reward company-wide performance, shareholder value creation, and the achievement of specific financial, operational and strategic objectives.

For the remainder of our employees, during the transition from development stage to commercial, we have tied their awards to the same company-wide performance as the Senior Managers’ compensation. As we transition to commercialization, we expect to design the incentive compensation for the employees other than Senior Managers to reward the achievement of specific operational goals within areas under the control of the relevant employees as well as company-wide performance.

Evolution of our Compensation Strategy.   Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive compensation program will continue to evolve in parallel with the evolution of our business strategy. For example, if we transition from development stage to commercial with more predictable financial resources, our compensation programs may also evolve, reflecting the changing needs of the business and available resources. Similarly, our goals will be modified to incorporate changing requirements expected of us, such as compliance with all the requirements of the Sarbanes Oxley Act and the effectiveness of our stockholder communications. Our Compensation Discussion and Analysis will, in the future, describe these evolutionary changes, if any.

Program Participants.   We have a compensation program for our Executive Officers and a separate program for the remainder of the Senior Managers. Our Executive Officers are:

•       F. William Capp, Chief Executive Officer (CEO)

•       James M. Spiezio, Chief Financial Officer (CFO)

•       Matthew L. Lazarewicz, Chief Technical Officer (CTO)

In addition, the two highly-compensated managers named below (who are included in our compensation tables) are compensated pursuant to a separate compensation program, and, together with the Executive Officers are referred to as “Senior Management” or our “Senior Managers.”

•       Chester R. Lyons, Director of Marketing and Sales

•       Richard L. Hockney, Chief Engineer

Development of a Formal Compensation Program.   In 2005 our Compensation Committee took the following steps to ensure that our compensation and benefit programs for Executive Officers are consistent with our compensation philosophy and our corporate governance guidelines:

•       Engaged and directed Watson Wyatt, as our independent executive compensation and benefits consultant, to assess the competitiveness of our compensation program, and provide a high-level review of our 2006 long-term incentive plan

•       With the assistance of Watson Wyatt, developed appropriate compensation packages by targeting a competitive level of pay as measured against our peer group described below

•       Maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to our Chief Executive Officer independent of input from him

•       Developed compensation guidelines for our Chief Financial Officer and Chief Technical Officer with assistance from our Chief Executive Officer, and determined what we believe to be appropriate total compensation based on competitive levels as measured against our peer group

•       Maintained the practice of holding executive sessions, without executive officers present, at every Compensation Committee meeting, and

•       For the remainder of the team, including other Senior Managers, the Compensation Committee and Executive Officers review the compensation program to insure consistency with our compensation philosophy and governance guidelines.

Based on this examination, the Compensation Committee developed a compensation program intended to be in place for the next several years.

Targeted Compensation Framework.   To test the competitiveness of our compensation program, Watson Wyatt compared our compensation practices and levels to (a) competitive market survey data and (b) a group of specific peer companies, both representative of companies of similar size and industry.

Watson Wyatt defined the peer group, which was approved by the Compensation Committee. In selecting the peer comparison group, the following criteria were used:

•       Publicly-traded companies subject to disclosure requirements governed by the SEC

•       Companies that operate within the industrial machinery and/or high technology industries

•       Companies that are similar in size to the company:

•        Market capitalization—generally within a range of .5X—2.5X of our own

•        Revenue—within a range of $0 to $50 million

•       Companies that are generally in a similar business stage.

Using the above criteria, the peer comparison group was determined to be Active Power Inc., Ault Inc., Capstone Turbine Corporation, Composite Technology Corporation, Lime Energy, Ener1, Inc., Espey Mfg & Electronics Corp., LDL Group Incorporated, PECO II Incorporated, PowerCold Corporation, Spire Corporation, Taylor Devices, Inc., Tech/Ops Sevcon, Inc., Technology Research Corporation and UQM Technologies, Inc.

With the assistance of Watson Wyatt, we compared the following aspects of our compensation program to those of our peer group members:

1.                Current Landscape

•        Current programs and trends in the marketplace were observed to provide an overview of the current compensation environment, competitive market practices and emerging trends.

2.                Total Direct Compensation

•        All compensation including base salaries, annual incentives and the fair value of long-term incentives.

•        These evaluations were utilized to determine whether compensation opportunities were competitive with market levels and are delivering an appropriate mix of pay, both fixed and variable.

3.                Carried Interest

•        Intrinsic, i.e., “in-the-money” value of options and full value shares.

•        This evaluation was to assess the retentive value of current equity holding levels and the degree of shareholder alignment.

4.                Usage & Dilution

•        Usage: Number of shares and options being granted as a percentage of shares outstanding

•        Dilution: Number of shares currently outstanding and available for grant in the current equity program

•        Both of these measurements were considered over a one and three year period. This assessment considered the relative competitiveness, from a share number perspective, that the equity program has offered historically and the resulting potential shareholder dilution.

5.                Plan Expense

•        Cost of the current equity program as a percentage of market capitalization to assess the total expense of delivering long-term incentives relative to the group of Peer Companies.

This analysis resulted in the decision to shift a portion of short-term incentive opportunity to long-term incentives to appropriately balance near term operational goals with longer term shareholder value creation. Specifically, we reduced each Executive Officer’s short-term incentive targets and introduced a portfolio approach to delivering long-term incentives, comprised of stock options, restricted stock units (RSUs) and performance stock units (PSUs). The structure developed as a result of those analyses and subsequent discussions serves as the foundation for our executive compensation program going forward.

We intend to continue our strategy of compensating our Executive Officers at competitive levels, through programs that emphasize performance-based incentive compensation in the form of cash and equity. To that end, total executive compensation is structured to ensure that, due to the nature of our business, there is an equal focus on our financial performance and stockholder return. For 2006, the total compensation paid to our Executive Officers generally was between 50th and 75th percentile of total compensation paid to the executive officers of our peer group. We believe that this positioning was consistent with our financial performance, the individual performance of each of our executives and stockholder return. We also believe that the total compensation was reasonable in the aggregate. Further, in light of our compensation philosophy, we believe that the total compensation package for our Executive Officers should continue to consist of base salary, annual cash incentive awards (bonus), long-term equity-based incentive compensation, and certain other benefits.

The competitive posture of our total annual direct compensation will vary from year to year based on our results and individual performance, versus the performance of the peer group companies and their respective level of annual performance bonus awards made to their executives. We believe our target total annual direct compensation is generally positioned at approximately the 50th to 60th percentile.

Components of Compensation Program.   Our performance-driven compensation program has both current and long term components. Our Executive Officers’ compensation is defined in the Executive Agreements (which are further detailed in the section titled “Executive Officer Employment Agreements” below.)  All of our other employees, including the other Senior Managers, are employees at will. However, they participate in the compensation programs as noted below.

Current Compensation Components.   We utilize current compensation components that include base salary and cash bonuses to motivate and reward our employees, including our Executive Officers, in accordance with our defined objectives. Our Compensation Committee has established this program to set and refine management objectives and to measure performance against those objectives. The Compensation Committee reviews its conclusions on short term compensation with the Board (without the participation of the CEO), and once a consensus is reached, the short term compensation decisions are presented to the Executive Officers.

Base Salary

Base salary will typically be used to reward the experience, skills, knowledge and responsibilities required of each of our Executive Officers, as well as competitive market conditions. In establishing the 2006 base salaries, our Compensation Committee considered the proposals made by the Executive Officers and the recommendations made by Watson Wyatt, who were retained to do an update of their findings from the prior year. The factors considered in determining salary and annual increases to salary, which are adjusted effective January 1 of each year, were:

•       Seniority

•       Functional role

•       Level of responsibility

•       Performance and accomplishments

•       Comparisons against market benchmarks described earlier in this discussion

•       Trends in compensation for the geographic region

•       Professional effectiveness including leadership, commitment, creativity, and team building

•       Knowledge, skills, attitude and focus

•       Competitive market for corresponding positions within comparable geographic areas and industries

Using the same criteria outlined above, our Compensation Committee works directly with its independent compensation consultant to determine the compensation recommendations that our Compensation Committee makes to our Board of Directors regarding specific compensation actions for the Executive Officers. The Executive Officers’ base salaries increased from 2005 to 2006 by 4.0% to 4.3%.

Executive Officer	2005 Base Salary	2006 Base Salary	% Increase
F. William Capp	$240,000	$250,000	4.2%
James M. Spiezio	187,000	195,000	4.3%
Matthew L. Lazarewicz	171,600	178,500	4.0%

Performance Bonus

Overview of Performance Bonus Program.   Awards under the program are based on a quantitative and qualitative review of all of the facts and circumstances related to the Company and each executive’s or employee’s performance. Senior Managers may receive awards from zero to 100% of his target bonus based on the review of results. Additional awards of up to 50% of the potential bonus may be awarded for performance at levels above targeted goals and objectives or improvement in the timing of achieving certain results. The criteria for these potential additions to the bonus are clearly defined as part of establishing the potential bonus structure each year.

On an individual level, the Compensation Committee attempts to set clearly defined goals for each Executive Officer, focusing on the categories mentioned below, with an emphasis on quantifiable and achievable goals. Once the defined goals have been identified, the Compensation Committee engages in a collaborative process with the Executive Officers to reach agreement on the following aspects of the short term goals:

•       Agreement that the goals formulated are viewed by the Executive Officers as the correct drivers for the business from their perspectives

•       Consistency of these goals with our short and long term strategies

•       Timing, measurability and relative values that should be ascribed to each goal; and

•       Agreement that the goals are difficult yet realistically attainable.

The Compensation Committee sees this process both as the optimal means of assembling accurate information regarding the expectation and realization of performance, as well as an integral part of our culture of collaborative, team-oriented management.

The Compensation Committee evaluates each Senior Manager as well as our other employees once each year based on the achievement of set goals. This review is typically done during the first quarter of the year. We review final results at the end of the year versus pre-determined objectives and begin discussions regarding performance objectives for the next fiscal year. Performance bonuses may be awarded in the form of cash or RSUs and equity-based awards.

Total compensation for our Senior Managers as well as the remainder of our employee team may vary significantly from year to year, based on the percentage of achievement of goals. In addition, the value of equity awards in either RSUs or stock options may vary significantly in value based on our stock’s performance.

2006 Performance Bonus and Resulting Bonus Payout.   Our business strategy, as detailed in the Company’s Annual Report on Form 10-K, is to become a leader in providing frequency regulation services to the electrical grid. We intend to build our service business through our internal research efforts, our use of proprietary technologies, expansion of manufacturing capabilities and our deployment of facilities dedicated to providing economically viable frequency regulation services to the electrical grid. In order to accomplish these goals, we will need to expand manufacturing capabilities, acquire appropriate locations for installation of our flywheel systems and raise additional financing. We must also focus on continually strengthening our management and technical teams, in order to provide the human resources necessary to carry out our business objectives.

In 2005 and 2006, we made significant progress in executing our strategic plan. For 2006, the target goals and results were as follows:

Description of goal	Results
25kWh Flywheel Development: metrics relate to operation through speed range and power as of certain target dates and ordering of long lead parts related to prototypes	Operation through speed range achieved independent of prototype malfunction. Achieved 80% of power goal.
Smart Energy Matrix Development: metrics relate to management’s activities in marketing the company, obtaining ISO certification and selecting a site for our first frequency regulation facility	Goals achieved, with the exception of site selection (which is still in process).
Fundraising: metrics relate to achievement of specific financing goals and maintenance of investor awareness	Partial achievement.
Government Contracts: metrics relate to performance for existing contracts and obtaining new contracts	Goals achieved.
New Revenue: metrics relate to identification of potential new revenue sources and product sales	Goals partially achieved.

Stretch Goals.   Additional bonus amounts could be awarded for exceeding certain targets related to flywheel development, fundraising, and other revenue-related contracts. These stretch goals were designed to be extremely difficult to achieve; however, if met, could have resulted in bonus payouts up to 146% of the Targeted bonus amounts.

Based on these goals and the resulting attainment, each Executive Officer was judged to have achieved 30% of his goals, and each other Senior Manager was judged to have achieved 35% of his goals. Accordingly, for our Senior Managers, the Target and actual bonuses paid in March 2007 for our 2006 Performance Plan were as follows:

Name	2006 Base Salary	Bonus Potential as a % Salary	2006 Target Bonus Potential	Bonus Percent Awarded (as a % of Target)	Bonus Amount Paid
F. William Capp	$250,000	50.0%	$125,000	30%	$37,500
James M. Spiezio	195,000	35.0%	68,250	30%	20,475
Matthew L. Lazarewicz	178,500	35.0%	62,475	30%	18,743
Chester R. Lyons	130,000	38.5%	50,000	35%	17,500
Richard L. Hockney	131,000	26.7%	35,000	35%	12,250

The bonus potential as a percent of salary was defined in the Executive Officers’ Employment Agreements with the Company. These agreements are further described below. For Mr. Hockney, the Target is stated as a percentage of his salary, and is consistent with the bonus percentage for which he was eligible in prior years. For Mr. Lyons, as with other new hires during 2006, the Target amount was defined in his employment offer letter.

2005 Performance Bonus Program.   Bonuses paid to our Senior Managers for their 2005 performance were paid in RSUs during 2006 instead of cash. These RSUs were approved by the Board of Directors and granted in February 2006, and are included in our 2006 compensation tables. These RSUs vested and were converted to common stock in four installments during 2006, subject to continued employment. The use of RSUs instead of cash for bonus payouts was a determination made by the Board and agreed to by the Executive Officers as a means of improving our cash position. The number of RSUs granted was calculated on a discounted stock price at date of grant in order to compensate the employees for the reduced liquidity of the stock in lieu of cash.

For 2005, the Target goals, scoring metrics and 2005 results used to calculate the bonuses were as follows:

Description of goal	Results
Demonstration Flywheels: metrics relate to approval of demonstration and successful operation of demonstration units in California and New York	Goals substantially achieved
Government Contracts: metrics relate to obtaining new contracts	Goals achieved
Marketing: metrics relate to development efforts in the utility industry	Goals partially achieved
Merger Approval: metrics relate to obtaining shareholder approval in relation to a proposed merger and integration of the acquired company	Goals not met
Fundraising: metrics relate to achievement of specific financing goals	Goals substantially achieved
Stretch Goals: No stretch goals were established for 2005.

For our Senior Managers, the Target and actual bonuses paid in RSUs during 2006 for our 2005 Performance Plan were as follows:

Name	2005 Base Salary	2005 Bonus Potential	Target Bonus Potential as % Salary	Bonus Percent Awarded (as % of Target Bonus)	Bonus Award (Prelim)	# RSU Awarded	Grant Date FMV of RSU
F. William Capp	$240,000	$240,000	100%	66.5%	$159,600	173,479	$326,141
James M. Spiezio	187,000	112,380	60%	66.5%	74,733	81,231	152,714
Matthew L. Lazarewicz	171,600	102,960	60%	66.5%	68,468	74,422	139,913
Richard L. Hockney	126,100	33,000	26%	78.8%	26,004	28,265	53,138

Mr. Lyons was not an employee in 2005 but did receive a sign on bonus of $10,000 in cash during 2006.

Long-term Compensation

At present, our long-term compensation for Executive Officers consists of a combination of common stock options and RSUs, all with a three year vesting period, and performance stock units (PSUs) tied to achieving specific longer term objectives. We believe this strategy of utilizing a combination of options, RSUs and PSUs is consistent with the approach of other development stage companies in our industry and, in our Compensation Committee’s view, is appropriate for aligning the interests of our Executive Officers with those of our stockholders over the long term, focuses on attaining key operational milestones, and provides an effective retention feature. All Options, RSUs and PSUs are granted under our Third Amended and Restated 1998 Stock Incentive Plan. Details as to the valuation of these grants is included in our Notes to Consolidated Financial Statements as included in our Annual Report on Form 10-K, and are incorporated here by reference. Equity grant practices, including recent changes, are detailed in a subsequent section of this discussion.

Common Stock Option Grants.   Our common stock option grants are designed to align management’s performance objectives with the interests of our stockholders. We believe that these options provide an important component of executive compensation which is fully aligned with our shareholder’s interests whereby the impact of any business setbacks, whether Company-specific or industry based, achievement of objectives or other performance matters impacts the Executive Officers as well as shareholders directly. Our Compensation Committee also grants options to key employees based on this same rationale and in addition, enables these key employees to participate in the long term appreciation of our stockholder value. In addition, all new permanent, full-time employees are granted options when they join the Company. We further believe that our option grants provide a means to assist in the retention of key employees, inasmuch as they are in almost all cases subject to vesting over an extended period of time.

We analyze the following external market comparisons when we set the number of options or RSUs to be granted to each executive. On an individual basis, we compare:

•       The fair value of the grants using a Black-Scholes valuation for equity awards that is consistent with SFAS 123(R)

•       The number of common stock options and RSUs granted by position; and

•       The competitive level of our equity-based compensation practices versus the market, including levels, share usage levels, dilution and overall equity plan expense.

In 2006, options vesting over three years granted to our Executive Officers pursuant to the Executive Agreements were as follows: Mr. Capp, 118,671 options; Mr. Spiezio, 50,910 options; and Mr. Lazarewicz, 46,602 options. The option exercise price was set, according to the Executive Agreements, at the average of the high and low stock price on the date of grant, which was $1.58. The market closing price on the date of grant was $1.55.

In addition, Mr. Lyons joined the Company during the first quarter of 2006, and was granted a total of 150,000 options as part of his new hire compensation.

Restricted Stock Unit Grants.   RSUs were granted to our Executive Officers pursuant to the Executive Agreements. Our issuance of RSUs is a further effort to align management’s performance objectives with the interest of shareholders by having the same attributes as our vesting stock options with the additional alignment of each Executive Officer owning actual shares. These RSUs vest quarterly over a three year period, and are generally converted to common stock on the vesting dates. The number of RSUs issued to each of the Executive Officers were as follows: Mr. Capp, 23,133 units; Mr. Spiezio, 9,924 units, and Mr. Lazarewicz, 9,084 units. The compensation value of these RSUs was calculated using the stock closing price on the date of grant, which was $1.55.

Performance Stock Unit Grants.   Our Performance Stock Units (PSUs) are also designed to align management’s performance objectives to shareholder interest by providing stock grants that cliff-vest upon achievement of specific longer term objectives of interest to our investors.

The Executive Officers were granted PSUs as part of the Executive Agreements. The PSUs were structured to provide Mr. Capp with potential awards valued at $1,000,000 and Mr. Spiezio and Mr. Lazarewicz with awards valued at $500,000 each of RSUs, where the unit price used to calculate the number of units was based on the average of the high and the low stock price on the date of grant, $1.58. This equates to a potential award of 632,911 shares to Mr. Capp and 316,456 shares each to Mr. Spiezio and Mr. Lazarewicz.

The PSUs cliff vest only upon achievement of certain conditions:

a.                 Achievement of the following Adjusted EBITDA goals for the fiscal years ending in 2009 or 2010. (Adjusted EBITDA is defined as net earnings before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense.) The scale for potential award is as follows:

Size of Adjusted EBITDA:	Number of RSUs in the Actual Award
Under $2,000,000	No Award
$2,000,000	50% of the Potential Award
$2,000,000 to $4,000,000	Potential Award X Adjusted EBITDA/4,000,000
Over $4,000,000	100% of the Potential Award

b.                In addition to achieving the above listed Adjusted EBITDA goals, the Company must have received a signed, unqualified opinion (without a going concern limitation) in regards to our audit of the fiscal year ending in 2009 or 2010 that the achievement of the Adjusted EBIDTA targets are recognized.

c.                 In addition, the executive must be our employee at all times through the last day of whichever of the two fiscal years the other conditions have been satisfied.

Based on our current business plan as of December 2006, executive management believes that it is likely that the full potential award will be earned. Accordingly, a pro-rata portion of the fair value of the award is being expensed ratably over the service period over which the PSUs are earned. It is also included in the Summary Compensation Table as a Stock Award.

Equity Grant Practices

During 2006, our Board granted common stock options, RSUs and PSUs based upon the recommendations of our Compensation Committee and the Executive Agreements. These grants to Executive Officers were generally made during regularly scheduled meetings of the Board of Directors. Mr. Capp and Mr. Spiezio have been authorized by the Board of Directors to issue common stock option grants to individuals being hired within certain limits which have been predetermined by the Board, based upon job title/function.

In developing specific grant dates, the Board of Directors takes into account a wide variety of factors including the pricing of our most recently completed equity financing; the status of additional equity or debt transactions; the status of our various research and development activities; the quality and growth of our management team; and specific and general market comparables. In addition, the Board took into account the valuation opinion of our outside consultant, who provided valuations of our common stock and appropriate conversion factors between stock options and RSUs.

In addition to the options granted to the Executive Officers, our policy has been to grant common stock options to all full-time permanent new hires at the time of employment; however the number of options varies depending on the position and experience of the new hire. Further, options or RSUs may be granted to employees as part of the annual compensation review. Typically, options granted vest quarterly over a three year period.

Prior to the third quarter of fiscal 2006, option grants had exercise prices that were calculated as the average between the high and the low prices for our stock on the date of grant. Based on a review of 2006 grants, these exercise prices exceeded or equaled the stock closing prices on the dates of grant. During the third quarter of 2006, the Board changed its policy in relation to option grants to reflect SEC guidance that the exercise prices should be based on the stock closing price on the Nasdaq Stock Market on the date of grant.

Executive Officer Employment Agreements

On May 8, 2006, we entered into employment agreements with our Executive Officers, commencing on the date of the agreement and continuing until December 31, 2006, unless renewed or terminated. Additional agreements providing for long term incentive compensation consisting of Restricted Stock Units (RSUs), stock options, and performance-based RSUs were signed on the same date. The terms of the long term compensation are discussed further below. These agreements, in total, will be referred to as the “Executive Agreements.” In addition to the Base Salary and Targeted Bonus amounts (discussed above under “Current Compensation” section), the Executive Agreements specified other benefits, such as vacation time and fringe benefits. The fringe benefits include those available to our other employees, such as group health and dental insurance, life insurance, group long and short-term disability insurance, 401(k) plan, and stock plan participation. In addition, each Executive Officer is entitled to reimbursement for an executive physical every other year (not to exceed $1,000 for each such physical), as well as an additional life insurance policy over and above the insurance plan provided to all employees. Further, in the event that the Executive Officer becomes disabled and receives disability insurance payments that are less than his monthly base salary, we will pay him the difference between his normal base salary and the insurance payment, for the duration of his employment. These agreements also contain certain provisions related to severance and change of control, which are discussed further in the section titled, “Potential Payments upon Termination or Change in Control.” We believe these benefits are consistent with those offered by other companies.

Beacon does not have a supplemental retirement plan or any form of executive retirement plan.

Some additional provisions of the Executive Agreements include the following:

•       Golden Parachute Payment Excise Tax Protection.   In the event that the excise tax imposed by Section 4999 of the IRS code of 1986 (or any successor penalty or excise tax subsequently imposed by law) applies to any payments or benefits specifically paid or conferred under the Executive Agreement, we will pay an additional amount to the executive equal to the amount of the excise tax, up to a maximum of $500,000 in regards to salary, vacation, and bonus; up to a maximum of $250,000 in regards to stock options or non-performance-based RSUs; and up to a maximum of $500,000 in regards to the PSUs granted per the Executive Agreements.

•       Other Provisions.   The Executive Officers do not have the right to vote any shares of common stock that may be acquired through conversion of RSUs or options or receive any dividends attributed to such shares unless and until the common stock issuable upon conversion of the RSU or exercise of the option has been so issued. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, the number and class of securities each RSU and the number of shares underlying the option shall be convertible into under the Agreement will be appropriately adjusted by the Company.

•       The Executive Officer is required to pay us or make provision satisfactory to us for payment of any taxes required to be withheld in connection with the Agreement no later than each vesting date for RSUs. No shares of common stock will be issued pursuant to the exercise of the option unless the Executive Officer pays us or makes satisfactory provision for payment of any federal, state, or local withholding takes required by law with respect to the option.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K for the year ended December 31, 2006.

The following report is provided by the following directors, who constitute the Compensation Committee:

Submitted by the Compensation Committee:
Jack P. Smith, Chairman
Lisa W. Zappala
Virgil G. Rose
Stephen P. Adik

The foregoing Compensation Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into such a filing.

Set forth below is information regarding compensation earned by or paid or awarded to our Senior Managers during the year ended December 31, 2006:

Summary Compensation Table.   The following table(s) sets forth the total compensation paid with respect to the year ended December 31, 2006 to F. William Capp, our Principal Executive Officer; James M. Spiezio, our Principal Financial Officer; and our next three most highly paid officers: Matthew Lazarewicz, our Chief Technology Officer; Chester Lyons, our Director of Marketing and Sales; and Richard Hockney, our Chief Engineer.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Comp. ($)(4)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total($)
Principal Executive Officer
F. William Capp	2006	$250,000	$—	$532,099	$84,694	$37,500	$—	$7,300	$911,593
Principal Financial Officer
James M. Spiezio	2006	195,002	—	253,980	36,334	20,475	—	21,726	527,517
Chief Technology Officer
Matthew L. Lazarewicz	2006	178,500	—	240,302	33,259	18,743	—	11,081	481,885
Director of Marketing & Sales
Chester R. Lyons	2006	127,500	10,000	—	101,010	17,500	—	—	256,010
Chief Engineer
Richard L. Hockney	2006	131,000	—	53,138	—	12,500	—	3,930	200,318

(1)          Salaries and cash bonuses are reported on the accrual basis. Mr. Lyons was hired by Beacon in January 2006, and the cash bonus was a hiring bonus paid to him at that time.

(2)          Stock includes the SFAS 123(R) “fair value” of the RSU’s granted to employees in lieu of 2005 cash bonuses based upon the 2005 Incentive Compensation plan, since these were granted (approved by the Board of Directors) during 2006. Note that the amount related to the RSU’s granted in lieu of 2005 bonuses had been accrued at the end of 2005, and had been reported as “Bonus” in the 2005 Summary Compensation Table that was included in our Annual Report on Form 10-K/A for 2005 which was filed with the SEC on May 1, 2006. The stock awards also include the vested or earned portion of the fair value of the RSUs granted to the Executive Officers in 2006 and the PSUs which will become payable in 2009 or 2010 if certain performance goals are met. These performance goals relate to the achievement of certain Adjusted EBITDA (defined as net earnings before Interest, Taxes, Depreciation, Amortization and Stock Compensation expense) targets for the fiscal years ending in 2009 or 2010, the receipt of an unqualified audit opinion without a going concern limitation for the specified year, and continuation of employment until the other conditions are satisfied. No award is available for Adjusted EBITDA less than $2 million. To receive the full award, Adjusted EBITDA in excess of $4 million is required. If Adjusted EBITDA is between $2 million and $4 million, the award will be prorated.  See the Consolidated Financial Statements, in particular Note 8 as shown in our Annual Report on Form 10-K and filed with the SEC on March 30, 2007, as well as the Compensation Discussion and Analysis, for a discussion of these plans. The details of the amounts shown in the “Stock Awards” column is as follows:

Name and Principal Position	RSUs Issued per 2005 Bonus Incentive Plan	RSUs per Executive Agreements	PSUs per Executive Agreements	Total Stock Awards
Principal Executive Officer
F. William Capp	$326,141	$24,140	$181,818	$532,099
Principal Finance Officer
James M. Spiezio	152,714	10,357	90,909	253,980
Chief Technology Officer
Matthew L. Lazarewicz	139,913	9,480	90,909	240,302
Director of Marketing & Sales
Chester R. Lyons	—	—	—	—
Chief Engineer
Richard L. Hockney	53,138	—	—	53,138

(3)          Options include the SFAS 123(R) “fair value” related to the vested portion of the options granted in 2006. See the Consolidated Financial Statements, in particular Note 8, for a discussion of the assumptions made in the valuation of these options, as well as Management’s Discussion and Analysis of our Annual Report on Form 10-K, both of which are incorporated here by reference. Note, however, that although the stock compensation for options recorded in our financial statements is calculated, per the requirements of  SFAS 123(R), using management’s estimate of forfeitures of 10%, the amounts included in these Executive Compensation tables is a gross amount that does not take into consideration the expected forfeiture rate (as required by the SEC).

(5)          The amounts shown as “Non-Equity Incentive Plan Compensation” represent the actual bonuses earned per the 2006 Incentive Bonus Plan. These bonuses were paid in March 2007. See details of the incentive bonus plan structure in the Compensation Discussion and Analysis.

(5)          All of our employees, including our Executive Officers, are eligible to participate in our qualified deferred-contribution plan (401(k)). There are no additional executive retirement plans.

(6)          The amounts shown in the “All Other Compensation” column consist of the following:

Name	Year	Officer Life Insurance Premium (a)	Company Contributions to 401(k) Plan (b)	Health Insurance Premiums for Plan Not Generally Available to Employees (c)	Total - All Other Compensation
F. William Capp	2006	$2,953	$—-	$4,347	$7,300
James M. Spiezio	2006	15,876	5,850	—	21,726
Matthew L. Lazarewicz	2006	5,726	5,355	—	11,081
Chester R. Lyons	2006	—	—-	—	—
Richard L. Hockney	2006	—	3,930	—	3,930

(a)          Represents the cost of life insurance coverage which is provided to the Executive Officers for which we are not the beneficiary.

(b)         We match 50% of the amount our plan participants contribute to our qualified defined contribution (401(k)) plan. The maximum company matching contribution is 3% of salary. The amounts shown represent the company matching contributions for the individuals choosing to participate in the plan.

(c)          All full-time employees are eligible to participate in our health insurance plans, for which we pay a substantial portion of the premium and the employees pay the remainder. Two plans are available for eligible employees living in the State of Massachusetts, and a third plan is available for out-of-state residents. This third plan provides expanded geographical coverage, but is more costly. Mr. Capp has chosen to participate in this plan, although he does not meet the geographical requirements imposed on the general workforce. Accordingly, the net incremental annual premium cost is included here as a perquisite.

Grants of Plan-Based Awards.   The following table shows all grants made to Senior Managers during the year ended December 31, 2006:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Market	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum Threshold (#)	Stock or Units (#)(3)	Underlying Options (#)(4)	of Option Awards ($/Sh)	Price on Grant Date	and Option Awards

Mr. Capp	2/14/2006							173,479				$ 326,141
Mr. Capp	5/8/2006	$ —	$ 125,000	$ 182,500
Mr. Capp	5/8/2006				316,456	632,911	632,911					1,000,000
Mr. Capp	5/8/2006							23,133				35,856
Mr. Capp	5/8/2006								118,671	$ 1.58	$ 1.55	125,791
Mr. Spiezio	2/14/2006							81,231				152,714
Mr. Spiezio	5/8/2006	$ —	68,250	99,645
Mr. Spiezio	5/8/2006				158,228	316,456	316,456					500,000
Mr. Spiezio	5/8/2006							9,924				15,382
Mr. Spiezio	5/8/2006								50,910	$ 1.58	$ 1.55	53,965
Mr. Lazarewicz	2/14/2006							74,422				139,913
Mr. Lazarewicz	5/8/2006	$ —	62,475	91,214
Mr. Lazarewicz	5/8/2006				158,228	316,456	316,456					500,000
Mr. Lazarewicz	5/8/2006							9,084				14,080
Mr. Lazarewicz	5/8/2006								46,602	$ 1.58	$ 1.55	49,398
Mr. Lyons	2/14/2006								100,000	$ 1.88	$ 1.88	126,000
Mr. Lyons	3/9/2006								50,000	$ 1.54	$ 1.52	52,000
Mr. Lyons	4/24/2006	$ —	50,000	73,000
Mr. Hockney	2/14/2006							28,265				53,138
Mr. Hockney	4/24/2006	$ —	35,000	51,100

1.                  Non-Equity Incentive Plan Awards:  The amount shown in the Target column represents the amount which Senior Managers were eligible to receive if all goals for the 2006 Performance Bonus Plan were met. If none of the goals were achieved, no bonus would be paid (as reflected in the Threshold column.)  In addition, there were “stretch goals” which, if achieved, could have resulted in bonus payments up to 146% of the Target amounts. These “stretch goal” amounts are reflected in the “Maximum” column in the table above.

2.                  Estimated Future Payouts under Equity Incentive Plan Awards:  The amounts shown as Estimated Future Payouts under Equity Incentive Plan Awards represent PSUs granted under the Executive Agreements. The Threshold amount shown on the table above represents 50% of the Potential Award, whereas the Target and Maximum amounts represent 100% of the Potential Award.

3.                  All Other Stock Awards:

a.                  Stock Awards dated 2/14/2006:   These awards represent RSUs issued based upon the 2005 Bonus Incentive Plan. These RSUs vested in four substantially equal installments, and converted to common stock on those dates, which were 5/19/2006, 5/26/2006, 8/18/2006 and 11/17/2006. These shares were valued, for stock compensation purposes, at the stock closing price at the grant date, which was $1.88.

b.                 Stock Awards Dated 5/8/2006:  These awards represent RSUs granted to the Executive Officers per the Executive Agreements. These RSUs vest quarterly over three years, and were valued at the stock closing price at the date of grant, which was $1.55.

4.                  All Other Option Awards:

a.                  Option Awards dated 5/8/2006:  These awards represent options granted to the Executive Officers per the Executive Agreements. The option exercise price per these agreements was set at the average of the high and low stock price on the date of grant, which was $1.58. The stock closing price on this date was $1.55.

b.                 Option Awards Dated 3/9/2006 and 2/14/2006:  Mr. Lyons joined the Company during the first quarter of 2006, and was granted a total of 150,000 options as part of his new hire compensation. The options granted to Mr. Lyons had an exercise price that was calculated as the average between the high and the low prices for our stock on the date of grant. These exercise prices exceeded or equaled the stock closing prices on the dates of grant.

Outstanding Equity Awards at Fiscal Year-End.   The following table shows the unexercised options, unvested stock grants, and equity incentive plan awards outstanding relating to our Senior Management as of December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That have Not Vested ($) (2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
F. William Capp	900,000			$0.89	12/1/2011
	600,000			$0.74	10/13/2014
	39,556	79,115		$1.58	5/8/2016	15,425	$15,271	316,456	$313,291
James M. Spiezio	103,333			$2.10	5/10/2010
	50,000			$2.50	6/5/2010
	80,000			$0.70	3/15/2012
	450,000			$0.74	10/13/2014
	16,968	33,942		$1.58	5/8/2016	6,616	$6,550	158,228	$156,646
Matthew L. Lazarewicz	166,666			$0.89	10/19/2009
	50,000			$2.50	6/5/2010
	80,000			$0.70	3/15/2012
	350,000			$0.74	10/13/2014
	15,532	31,070		$1.58	5/8/2016	6,056	$5,995	158,228	$156,646
Chester R. Lyons	24,999	75,001		$1.88	2/14/2016
	12,499	37,501		$1.54	3/9/2016
Richard L. Hockney	3,000			$5.27	8/2/2011
	125,000			$0.74	10/13/2014

(1)          Vesting of options and RSUs is outlined in the table below. The PSUs, as reflected in the Equity Incentive Award Column, contingently vest upon the completion of the annual audits for 2009 or 2010, assuming the performance and employment requirements are met. These requirements are detailed in the Compensation Discussion and Analysis.

	# Shares Vesting for Date Shown:
Vesting Date	Mr. Capp		Mr. Spiezio		Mr. Lazarewicz		Mr. Lyons
	Options	Stock	Options	Stock	Options	Stock	Options
January 9, 2007							12,500
March 31, 2007	9,889	1,927	4,242	827	3,883	757
April 9, 2007							12,500
June 30, 2007	9,889	1,927	4,242	827	3,883	757
July 9, 2007							12,501
September 30, 2007	9,889	1,927	4,242	827	3,883	757
October 9, 2007							12,500
December 31, 2007	9,889	1,927	4,242	827	3,883	757
January 9, 2008							12,500
March 31, 2008	9,889	1,927	4,242	827	3,883	757
April 9, 2008							12,501
June 30, 2008	9,889	1,927	4,242	827	3,883	757
July 9, 2008							12,500
September 30, 2008	9,889	1,927	4,242	827	3,883	757
October 9, 2008							12,500
December 31, 2008	9,892	1,936	4,248	827	3,889	757
January 9, 2009							12,500

(2)          Unvested RSUs and PSUs were valued at the closing price of our stock on the Nasdaq Stock Market as of December 29, 2006, which was $0.99.

(3)          On December 31, 2006, a portion of the RSUs granted to the Executive Officers based upon their Executive Agreements vested. However, these RSUs could not be converted to common stock because December 31, 2006 fell on a Sunday. The numbers of shares that vested but were not converted were as follows:  Mr. Capp, 1,927 shares; Mr. Spiezio, 827 shares; and Mr. Lazarewicz, 757 shares.

Option Exercises and Stock Vested.   The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2006 and the number of shares of our common stock acquired on vesting of RSUs during 2006. The value realized is measured as the difference between the exercise price and the fair market value when the options were exercised or the RSU converted to common stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
F. William Capp	—	$—	181,187	$222,080
James M. Spiezio	—	—	84,539	103,699
Matthew L. Lazarewicz	—	—	77,450	95,004
Chester R. Lyons	—	—	—	—
Richard L. Hockney	25,000	27,875	28,265	34,978

The number of shares vested includes shares that vested as of December 31, 2006, but for which common stock could not be issued during 2006 because the vesting date, which was the last day of the fiscal year, fell on a Sunday, and because the trading window for insiders was closed. The Executive Agreements require us to postpone issuance of shares that vest during such periods. Accordingly, since the shares were not issued, there was no value realized upon the vesting of these RSUs. The number of shares involved was

1,927 for Mr. Capp, 757 for Mr. Lazarewicz, and 827 for Mr. Spiezio. The stock price per share as of the vesting date was $0.99.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Compensation & Termination Protection

The Executive Agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change in control of the Company or a termination without cause by us, each as is defined in the agreements.

Definitions

The “Termination Date” is the date on which the Executive Officer resigns or notifies us that he will resign, or the date on which we notified the Executive Officer that employment will be terminated.

The following are the definitions for the various termination and change of control scenarios:

•       Termination for Cause. We have the option to terminate any of the executives immediately upon written notice for “cause.”  “Cause” is defined as a finding by the Board of Directors that the executive has committed various egregious acts, such as fraud, embezzlement or other felony, or otherwise materially breached his obligations to the Company.

•       Resignation without “Good Reason.”  The executive can terminate the agreement, for any reason, upon providing us at least 90 days written notice.

•       Termination without Cause. We can elect to terminate the executive, without Cause, upon at least 90 days written notice.

•       Resignation with “Good Reason.”  The executive can terminate the agreement with at least 30 days written notice in certain circumstances, known as “Good Reason.”  These reasons include material diminution of the duties, responsibilities, position or job title without the executive’s written consent, a material breach by the Company of its obligations under this agreement, a change in the primary location to a location more than 50 miles away from Wilmington, MA, sale of the business, or in the case of Mr. Capp, CEO, his failure to be nominated for reelection to the Board or his removal from the Board without cause.

•       Death or Disability. We can terminate the employment of the executive, at our discretion, upon the disability of the executive. In general, disability is defined as physical or mental incapacity to perform his normal duties for a period of 60 days.

•       Continuation / Non-renewal of Contract. Unless the Agreement has been otherwise terminated before the end of the scheduled employment period (which was December 31, 2006), the Company and the executive agree to discuss in good faith the possible continuation of the executive’s employment, commencing six months prior to such date. If we fail to offer the executive a new employment agreement, with at least equivalent material terms to this agreement by year end, and in fact the executive ceases to be our employee (except for cause), certain payments will become due as noted below.

Termination Payments for Each Type of Termination

•       Terminations for Cause or Resignations without Good Reason. If the executive is terminated for “Cause” or resigns without “Good Reason,” we would pay the executive his accrued base salary through the last date of his employment, and would continue to provide the remainder of the benefits (e.g., health insurance) through the Termination Date.

•       Terminations without Cause or Resignations with Good Reason. If we elect to terminate the executive “without Cause” or if the executive resigns with 30 days notice for “Good Reason,” we will pay to the executive a cash amount equal to his monthly base salary multiplied by twelve, and will continue to provide the remainder of the benefit package until the first anniversary of the Termination Date. Additionally, within five business days of the Termination Date, we will pay the executive an amount equal to the bonus paid (or which has been determined but not yet paid) for the prior fiscal year, prorated for the portion of the current fiscal year which was worked, up to a maximum of 80% of the executive’s base salary for the prior year. We believe this is appropriate because the terminated Executive Officer is bound by confidentiality and non-compete provisions covering one year after termination and because we and the Executive Officer have a mutually agreed to severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interests.

•       Death or Disability. In the event employment is terminated due to death or disability of the executive, we will continue to pay to the executive or his estate an amount equal to the base salary for a three-month period following the Termination Date, and will continue all health and dental insurance benefits for a twelve-month period following the Termination Date.

•       Continuation / Non-renewal of Contract. If, at the end of the employment period, we fail to offer the executive a substantially equivalent contract and the executive ceases to be an employee, except for cause, we agree to pay the executive a monthly amount for twelve months equal to his last prevailing monthly base salary, plus one-twelfth of his bonus for our most recent fiscal year.

The following table shows the amounts that would have payable as of December 31, 2006, under various termination scenarios:

Officer	Type of Termination	Accrued Salary (1)	Accrued Vacation	Accrued Bonus for 2006	Health & Dental Benefits
F. William Capp	Termination for Cause	$—	$44,837	$—	Discontinued on termination date
	Resignation without “Good Reason”	—	44,837	—	Discontinued on termination date
	Termination without Cause	250,000	44,837	37,500	Continued until first anniversary of termination date
	Resignation with “Good Reason”	250,000	44,837	37,500	Continued until first anniversary of termination date
	Death or disability(2)	62,500	44,837	37,500	Continued until first anniversary of termination date
	Non-renewal of contract(3)	250,000	44,837	37,500	Discontinued on termination date
James M. Spiezio	Termination for Cause	—	25,275	—	Discontinued on termination date
	Resignation without “Good Reason”	—	25,275	—	Discontinued on termination date
	Termination without Cause	195,000	25,275	20,475	Continued until first anniversary of termination date
	Resignation with “Good Reason”	195,000	25,275	20,475	Continued until first anniversary of termination date
	Death or disability(2)	48,750	25,275	20,475	Continued until first anniversary of termination date
	Non-renewal of contract(3)	195,000	25,275	20,475	Discontinued on termination date
Matthew L. Lazarewicz	Termination for Cause	—	24,976	—	Discontinued on termination date
	Resignation without “Good Reason”	—	24,976	—	Discontinued on termination date
	Termination without Cause	178,500	24,976	18,743	Continued until first anniversary of termination date
	Resignation with “Good Reason”	178,500	24,976	18,743	Continued until first anniversary of termination date
	Death or disability(2)	44,625	24,976	18,743	Continued until first anniversary of termination date
	Non-renewal of contract(3)	178,500	24,976	18,743	Discontinued on termination date

(1)           Salaries are paid bi-weekly for that two week period; therefore, there were no accrued salaries as of December 31, 2006. All amounts shown represent termination payments under the terms of the Executive Agreements, rather than accruals for regular time worked.

(2)           One-third of this amount to be paid each month over a three month period.

(3)           One-twelfth of this amount to be paid each month over a twelve month period.

Effect of Termination of Employment Relative to RSUs, PSUs and Options

Options and Non-performance-based RSUs.   If the executive terminates for any reason, including by resignation or by termination (with or without Cause), the executive may retain all RSUs and options that have vested before the termination date. However, any RSUs or options vesting after the Termination Date will be forfeited, with a special exception related to options. In relation to options, if employment is terminated by reason of death, disability, resignation or without Cause, the vested shares underlying the option will expire if not exercised within 365 days after the Termination Date. In the case of termination for Cause, all vested shares underlying the option will expire immediately. In addition, we may, in our sole discretion, by written notice demand that any or all stock certificates for shares acquired pursuant to the exercise of the option, or any profit realized from the sale or transfer of such shares, be returned to us. The exercise price will be returned to the Executive Officer, without interest.

If the Executive Officers terminated as of December 31, 2006, the following options and RSUs would have been forfeited or would expire by December 31, 2007 if not exercised:

	# Un-Vested Units Forfeited:		Vested Options That Would Expire by 12/31/07 if Not Exercised
Officer	Options	RSU	From 5/8/06 Agreement	From Prior Option Grants
F. William Capp	79,115	15,425	39,556	1,500,000
James M. Spiezio	33,942	6,616	16,968	683,333
Matthew L. Lazarewicz	31,070	6,056	15,532	646,666

Note that the Executive Officers had received options from grants made prior to the May 8, 2006 Executive Agreements. Options received from those prior grants were fully vested as of December 31, 2006. Certain of these options would expire within 90 days of termination, if not exercised.

None of the options that were vested as of December 31, 2006 had been exercised; therefore if any of the Executive Officers had been terminated for Cause as of fiscal year end, there were no proceeds or gains which could have been returned. However, all of the vested options shown above would have been immediately forfeited.

Performance Stock Units.   Executive Officers would retain any PSUs that would have vested if he terminates after year end for 2009 or 2010, but prior to the issuance of the audit opinion, as long as the audit opinion is actually received by us. Prior to year end for 2009 or 2010, if the Executive Officers’ employment is terminated without Cause but not for resignation for Good Reason, the executive may receive a pro-rated actual award if the “Termination Stock Price” is higher than the “Target Stock Price.”  The “Termination Stock Price” is defined as the 30-day Volume-Weighted-Average price as of the date prior to the Termination Date. The “Target Stock Price” is defined as the average of the high and low prices of our common stock on the effective date of the PSU grant (which is May 8, 2006), multiplied by 15% and compounded annually and prorated for any partial year.

Based on the criteria noted above, if any of the Executive Officers had resigned or been terminated on December 29, 2006 (the last business day of the fiscal year), the calculation to determine any pro-rated award would have been as follows:

Termination Stock Price (30-day Volume-Weighted Average Prices as of 12/28/2006 (pursuant to employment agreements based on date prior to Termination Date)	$1.11

Target Stock Price		Low stock price on May 8, 2006	$1.51
		High stock price on May 8, 2006	$1.64
		Average of high/low	$1.58
	Portion of year	5/8/2006
		12/31/2006	237.00	days
			64.9%	of year
		Target increase rate	15.0%
		Pro-rated target increase %	9.7%
		Target increase per share:	$0.15
		Target stock price as of 12/31/06	$1.73	$1.73

Since the Termination Stock Price was less than the Target Stock Price, the Executive Officers would not have been entitled to a pro-rated PSU award if they had been terminated as of the end of fiscal 2006.

Change of Control

Objectives.   As part of our normal course of business, we engage in discussions with other companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, as a development stage company with intellectual property, we may become a potential acquisition target by companies significantly larger and better financed than we are. In certain scenarios, the potential for a merger or for being acquired may be in the best interests of our stockholders. We provide a component of severance compensation, along with accelerated vesting of certain long-term equity compensation, if an Executive Officer is terminated as a result of a change of control transaction. We believe that this promotes the ability of our Executive Officers to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

Definition.   An “Acquisition Event” is defined as (a) any merger or consolidation which results in our voting securities outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of our voting securities or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of our assets; or (c) our complete liquidation.

Impact of Change of Control on Options and RSUs.   Upon the occurrence of an Acquisition Event, the authorized administrator of the Plan shall take any one or more of the following actions with respect to the RSUs and Options:

•       Provide that the RSUs and/or options shall be assumed, or equivalent equity compensation substituted, by the acquiring or succeeding corporation.

•       Provide that any portion of the RSUs that are vested but not converted and/or any portion of the options that are vested but not exercised become converted or exercisable, in full, as of a specified time prior to the acquisition event and will terminate immediately prior to the consummation of the Acquisition Event unless exercised during that period.

If an Acquisition Event had occurred on December 31, 2006, the following Options would have been forfeited if not exercised prior to the consummation of the acquisition event. In addition, the RSUs shown below were vested but un-issued as of December 31, 2006. Since the RSUs vested on December 31, 2006, which was a Sunday, these RSUS would have potentially been forfeited as well. However, if the Acquisition Event were consummated subsequent to December 31, 2006, the RSUs shown below would likely have been issued prior to consummation.

	RSUs vested	Vested Options That Would Expire If Not Exercised by 12/31/07 (#)
Officer	but un-issued at 12/31/06 (#)	From 5/8/06 Agreement	From Prior Option Grants
F. William Capp	1,927	39,556	1,500,000
James M. Spiezio	827	16,968	683,333
Matthew L. Lazarewicz	757	15,532	646,666

•       If the terms of the Acquisition Event provide for cash payments to common shareholders for each share of common stock surrendered, the following could occur:

•        The unvested RSUs will terminate upon consummation of the Acquisition Event, and the Executive Officer will receive, in exchange, a cash payment equal to the amount of the acquisition price multiplied by the number of shares of common stock subject to the unvested RSUs.

•        The options will terminate upon consummation of the Acquisition Event, and the Executive Officer will receive a cash payment equal to the amount (if any) by which the acquisition price times the number of options (both vested and unvested) exceeds the cash price of the option.

If an Acquisition Event occurred on December 31, 2006 and this action was elected, the amount of cash received by the Executive Officers would vary based on the acquisition price. Assuming the acquisition price was equal to the closing price of our stock as of the end of the fiscal year ($0.99), the following payments would have been made:

Executive Officer	Payment for Unvested RSUs
F. William Capp	$15,271
James M. Spiezio	6,550
Matthew L. Lazarewicz	5,995
$27,816

In this scenario, there would be no payment for the outstanding options because the assumed acquisition price ($0.99) is less than the Option exercise price ($1.58).

•       Provide that the unvested RSUs and/or the Option become exercisable, realizable or vested in full, or be free of all conditions or restrictions, prior to the consummation of the Acquisition Event, or if applicable, be replaced by equivalent options by the acquiring or succeeding corporation.

The number of units that could potentially have become fully vested and the additional compensation cost that would have been recorded should an Acquisition Event have occurred at December 31, 2006 is as follows:

Executive Officer	Options(#)	Option Compensation Cost	RSU(#)	RSU Compensation Cost
F. William Capp	79,115	$36,987	15,425	$11,716
James M. Spiezio	33,942	15,868	6,616	5,025
Matthew L. Lazarewicz	31,070	14,525	6,056	4,600
	144,127	$67,380	28,097	$21,341

Note that options granted prior to 2006 would likely also become fully-vested; however there would be no additional compensation cost because these options were granted and fully vested prior to our implementation of SFAS 123(R). The number of additional options which could potentially have become fully-vested in this scenario was:  Mr. Capp, 1,500,000 shares; Mr. Spiezio, 683,333 shares; and Mr. Lazarewicz, 646,666 shares.

Impact of Change of Control on PSUs.   In the event of an Acquisition Event, if the average of the high and low prices of our Common Stock on the day prior to the date of the closing is higher than the “Target Stock Price” (as previously defined), we will be considered to have awarded fully-vested PSUs to the Executive Officers in accordance with the following formula:

Prorated Actual Award = Potential Award X (Lapsed Months/56), where the “Lapsed Months” mean the number of calendar months that have lapsed from the Effective Date (May 8, 2006) to the Closing Date.

If such an Acquisition Event had occurred as of December 29, 2006, the calculation would have been as follows:

Average stock price on the day prior to closing:
High stock price on December 28, 2006	$1.10
Low stock price on December 28, 2006	$1.07
Average of high/low	$1.09
Target stock price at 12/31/06 (as calculated above)	$1.73

Since the average of the stock price on the day prior to closing was less than the Target Stock Price, no prorated actual award would have been granted at December 31, 2006 should there have been an Acquisition Event closing on that date.

DIRECTOR COMPENSATION

The following table represents the compensation paid to our Board of Directors with respect to fiscal 2006.

Name	Year	Fees Earned or Paid in Cash($)(1)	Option Awards($)(2)	Total($)
Stephen P. Adik	2006	$86,500	$3,486	$89,986
John C. Fox	2006	15,667	—	15,667
Daniel E. Kletter	2006	16,500	8,813	25,313
Jack P. Smith	2006	85,000	3,486	88,486
Kenneth M. Socha	2006	25,667	—	25,667
William E. Stanton	2006	34,500	3,486	37,986
Lisa W. Zappala	2006	82,000	3,486	85,486

(1)          The totals shown above include retainers and board meeting fees earned in fiscal 2006. Actual cash paid to the directors in 2006 is as follows:

Total fees earned per Director Compensation Table (above):	$345,834
Plus: 2005 compensation paid in 2006	54,000
Less: 2006 compensation accrued at December 31, 2006	(41,500)
Total director fees on cash basis for fiscal 2006	$358,334

In addition to the individuals noted above, F. William Capp, CEO of Beacon Power, serves as a member of the Board of Directors. Mr. Capp’s compensation is shown in the Summary Compensation Table. Mr. Capp does not receive any additional compensation for his service on the Board of Directors.

(2)          Options granted to directors in 2006 and options outstanding as of December 31, 2006 include the following:

Name	Year	Grant Date of Stock and Option Awards during 2006	Number of Options Granted during 2006	Grant Date Fair Value of Stock and Option Awards	Options Outstanding at December 31, 2006(#)
Stephen P. Adik	2006	11/29/06	41,747	$30,058	241,747
John C. Fox	2006		—	—	66,666
Daniel E. Kletter	2006	10/12/06	100,000	76,000	100,000
Jack P. Smith	2006	11/29/06	41,747	30,058	275,053
Kenneth M. Socha	2006		—	—	197,498
William E. Stanton	2006	11/29/06	41,747	30,058	124,995
Lisa W. Zappala	2006	11/29/06	41,747	30,058	191,747

Standard Director Compensation Arrangements

Our non-employee directors are compensated with a package that consists of both stock options and cash. The following table illustrates our existing directors’ compensation structure for fiscal 2006:

Cash Retainer:	$10,000
Equity Retainer (common stock options):	$50,000(i)
3 year vest
Fees for Attending Board Meetings:	$2,000/meeting
$1,000/call
Fees for Attending Meetings of Committees Of Which a Director Is a Member:	$1,500/meeting
$500/call
Maximum Meeting Fees/Day:	Max. $3,500/day
Committee Chair Retainer:	$2,500
Audit Chair Retainer:	$2,500
Audit Member Premium:	$30,000

(i)             In November 2006, directors received stock options with a value of $50,000. The number of shares of common stock underlying the options was determined by dividing such dollar value by the average closing price of our common stock for a three-month period that ended three trading days before the date the options were granted. The exercise price of the options is the closing price on the date of grant.

All director options are granted under our Third Amended and Restated 1998 Stock Incentive Plan. Option grants are typically made when a new director joins the Board, and in late November of each fiscal year to existing directors. Upon joining the board, directors receive a one-time grant of an option to purchase 100,000 shares of common stock with an exercise price equal to the closing price of our common stock on the date of grant. These options typically vest monthly over a three-year period, expire after ten years and continue to be exercisable once vested, regardless of whether the director continues to serve on our board.

Former directors, Messrs. Fox and Socha did not receive any option grants during 2006 because they resigned from the Board of Directors prior to November, 2006 when such options were granted to existing directors. Mr. Kletter joined the Board on October 12, 2006, and received an option to purchase 100,000 shares of common stock at such time, but did not receive the annual grant for which existing directors are typically eligible. Mr. Rose joined the Board subsequent to the 2006 fiscal year end, and therefore did not receive any compensation during 2006. In April 2007, Mr. Stanton and Ms. Zappala each entered into an agreement with the Company to amend their November 2006 Director Option Agreements to compress what was previously a three year vesting period for such grants into a one-year vesting period.

If Proposal 1 is approved, we intend to for future annual option grants to existing directors to vest over a one year period. Additionally, we expect the number of shares of common stock underlying the annual options to be granted in 2007 to each director to be determined by dividing $25,000 (rather than $50,000, as in 2006) by the average closing price of our common stock for a three-month period that ends three trading days before the date the options are granted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Board of Directors’ Compensation Committee in 2006 were Jack P. Smith, Stephen P. Adik, Kenneth M. Socha and Lisa Zappala. During or prior to our fiscal year ended December 31, 2006, none of these members was an officer or employee of Beacon, or its subsidiary or, to our knowledge, had relationships requiring disclosure under the SEC rules. In making these statements, we have relied upon representations from our directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no related party transactions in the year ended December 31, 2006.

Director Independence

There are no family relationships among any of our directors or executive officers. Messrs. Adik, Smith, Kletter and Rose and Ms. Zappala, representing a majority of our directors, are determined to be independent under the rules of the National Association for Securities Dealers (“NASD”). On September 1, 2006, both John C. Fox and Kenneth M. Socha resigned from our Board of Directors. Messrs. Fox and Socha were both independent directors during their tenure on our board.

Related Party Transaction Policy and Procedures

The following policy and procedure has been adopted in writing by us, as part of the Nominating and Governance Committee’s charter:

Related Party Transaction Policy and Procedures

Policy.   It is the policy of the our Board of Directors that all Interested Transactions with Related Parties, as those terms are defined in this policy, shall be subject to approval or ratification in accordance with the procedures set forth below.

Procedures.   The Nominating and Corporate Governance Committee (the “Committee”) shall review the material facts of all Interested Transactions and either approve or disapprove of the entry into the Interested Transaction, subject to the exceptions described below. If advance Committee approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify an Interested Transaction, the Committee shall take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

The Committee has reviewed the categories of Interested Transactions described below in “Standing Pre-Approval for Certain Interested Transactions” and determined that under the terms of this policy the Company is approved to enter into each of the Interested Transactions described therein. The Committee may add additional categories of Interested Transactions to the list of standing pre-approved Interested Transactions.

No director shall participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the director shall provide all material information concerning the Interested Transaction to the Committee.

If an Interested Transaction will be ongoing, the Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Party.

Thereafter, the Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to see that they are in compliance with the Committee’s guidelines and that the Interested Transaction remains appropriate.

Definitions

An “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a party or a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

A “Related Party” is any (a) person who is or was (since the beginning of the last fiscal year, even if they do not presently serve in that role) an Executive Officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company’s common stock, or (c) Immediate Family Member of any of the foregoing.

“Immediate Family Member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Standing Pre-Approval for Certain Interested Transactions

The Committee has reviewed the categories of Interested Transactions described below and determined that under the terms of this policy the Company is approved to enter into each of the Interested Transactions so described, even if the aggregate amount involved will exceed $100,000:

1.                Employment of Executive Officers.   Any employment by the Company of an Executive Officer of the Company if:

a.                  the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K as promulgated by the Securities and Exchange Commission (“Reg S-K”) as generally applicable to “named executive officers”; or

b.                 the Executive Officer is not an immediate family member of another Executive Officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 of Reg S-K if the Executive Officer were a “named executive officer”, and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation;

2.                Director compensation.   Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Reg S-K;

3.                Certain transactions with other companies.   Any transaction with another company with which a Related Person’s only relationship is as an employee (other than an Executive Officer), director or beneficial owner of less than 10% of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

4.                Certain Company charitable contributions.   Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an Executive Officer) or a director, if the aggregate amount involved does not exceed the lesser of $50,000, or 2 percent of the charitable organization’s total annual receipts;

5.                Transactions where all shareholders receive proportional benefits.   Any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g. dividends);

6.                Transactions involving competitive bids.   Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids;

7.                Regulated transactions.   Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

PROPOSAL 4

RATIFICATION OF SELECTION OF AUDITORS

We are submitting for ratification at the Annual Meeting the selection, by our Audit Committee, of Miller Wachman LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2007. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Miller Wachman will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

Miller Wachman has advised us that neither it nor any of its members has any direct financial interest in Beacon as a promoter, underwriter, voting trustee, director, officer or employee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE ACTION TAKEN BY THE AUDIT COMMITTEE APPOINTING MILLER WACHMAN, LLP AS OUR INDEPENDENT AUDITOR TO CONDUCT THE ANNUAL AUDIT OF THE FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Principal Accounting Fees and Services

We have engaged Miller Wachman, LLP (“Miller Wachman”) as our independent registered public accounting firm since October 29, 2004, and had engaged Deloitte & Touche, LLP (“Deloitte”) since before our initial public offering in November 2000 through the date of their resignation, August 27, 2004. Our most recent fiscal audit was performed by Miller Wachman.

Principal accounting fees billed during 2006 and 2005 are as follows:

	2006	2005
Audit Fees	$75,000	$94,959
Audit-Related Fees	127,371	105,000
Tax Fees	10,000	10,000
All Other Fees	—	—
Total Fees	$212,371	$209,959

Audit Fees

The aggregate audit fees billed by Miller Wachman for the fiscal year ended December 31, 2006 and 2005 were $75,000 and $94,959, respectively. These fees include amounts for the audit of our consolidated annual financial statements and the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, including related services such as attest services and consents.

Audit-Related Fees

Audit-related fees billed during 2006 and 2005 were $127,371 and $105,000, respectively. These fees included work related to consent letters, review of registration filings and quarterly reviews of our financials. In 2005, the amount paid to Miller Wachman also included a re-audit of our financial statements from the date of inception through December 31, 2003. We engaged these audits to simplify our financial reporting and regulatory filing process by removing the need to obtain consent from our predecessor auditor.

Tax Fees

The aggregate fees billed by Miller Wachman for tax services rendered during the fiscal years ended December 31, 2006 and 2005, respectively, were $10,000 and $10,000, respectively. These fees were for the preparation and filing of the 2005 income tax return and developing estimated payments for 2006 income taxes.

All Other Fees

There were no other fees paid to our auditors during 2006 or 2005.

Audit Committee Pre-Approval Requirements

The charter of our Audit Committee provides that it has the sole authority to review in advance and grant any pre-approvals of (i) all auditing services to be provided by the independent auditor, (ii) all significant non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act of 1934 and (iii) all fees and the terms of engagement with respect to such services. All audit and non-audit services performed by Miller Wachman during fiscal 2006 were pre-approved pursuant to the procedures outlined above.

Required Vote and Board of Directors Recommendation

Approval of the ratification of the selection, by our Audit Committee, of Miller Wachman LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2007 requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting. Proxies solicited by management for which no specific direction is included will be voted “FOR” the approval of the ratification of the selection of Miller Wachman LLP.

OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF MILLER WACHMAN LLP AS INDEPENDENT AUDITORS TO AUDIT OUR BOOKS AND ACCOUNTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

OTHER MATTERS

As of the date of this Proxy Statement, we do not know of any matters that will be brought before the Annual Meeting other than those specified in the Notice of Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the form of proxy, or their substitutes, will vote on such matters in accordance with their best judgment.

FINANCIAL STATEMENTS

Our Annual Report to Stockholders is provided to stockholders along with this Proxy Statement and contains our financial statements. The Annual Report and the financial statements contained therein are not to be considered as a part of this soliciting material.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Beacon stockholders will be “householding” our proxy materials. A singly proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your request to Beacon Power Corporation, Attention:  Investor Relations, 234 Ballardvale Street, Wilmington, MA 01887 or contact Investor Relations at (978) 661-2825. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders in 2008 may do so by complying with SEC rules and our By-Laws. To be eligible for inclusion, stockholder proposals must be received by us on or before [          ], 2008. If you would like a copy of the requirements contained in our By-Laws, please contact James M. Spiezio, Secretary, Beacon Power Corporation, 234 Ballardvale Street, Wilmington, Massachusetts 01887.

If a stockholder of Beacon wishes to present a proposal before the 2008 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in Beacon’s proxy statement and proxy card, such stockholder must give written notice to the Secretary of Beacon at the address noted above. The Secretary must receive such notice at least five days in advance of the date of the 2008 Annual Meeting. If a stockholder fails to provide timely notice of a proposal to be presented at the 2008 Annual Meeting, the proxies designated by the Board of Directors of Beacon will have discretionary authority to vote on any such proposal.

By order of the Board of Directors,
Beacon Power Corporation
F. William Capp
President and Chief Executive Officer

Wilmington, Massachusetts
May      , 2007

Appendix A

Proposal 1—Amend our Sixth Amended and Restated Certificate of Incorporation to declassify our Board of Directors so that all directors are elected annually

*****

Deleting Article Eighth thereof, and amending the heading of existing Article Ninth to read “EIGHTH”.

A-1

Appendix B

Proposal 2—Amend our Sixth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock

*****

Deleting the two references to “110,000,000 shares of common stock” in Article Fourth and replacing such phrases with “200,000,000 shares of common stock”.

B-1

PROXY—BEACON POWER CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 25, 2007

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THEIR STOCKHOLDER(S)

The undersigned stockholder of Beacon Power Corporation (the “Corporation”) hereby appoints F. William Capp and James M. Spiezio (each a “Proxy Agent”), jointly and severally with full power of substitution to each as proxies for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of the Corporation to be held at Beacon’s corporate headquarters located at 234 Ballardvale Street, Wilmington, Massachusetts 01887, on Monday, June 25, 2007 at 10:00 a.m., or at any adjournments thereof, and to vote as directed below all stock of the Corporation which the undersigned would be entitled to vote if personally present.

By acceptance, each Proxy Agent agrees that this Proxy will be voted in the manner directed by the stockholder giving this Proxy. If no direction is specified, the Proxy will be voted FOR the company sponsored proposals 1 and 2, FOR the election of the nominees for Director and FOR the ratification of the selection of Miller Wachman LLP as independent auditors for the fiscal year ending December 31, 2007. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournments thereof. This Proxy, if properly executed and delivered, will revoke all other Proxies.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet!  Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions

VALIDATION DETAILS ARE LOCATED ON THE FROM OF THIS FORM IN THE COLORED BAR

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on
June 24, 2007.

THANK YOU FOR VOTING

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS

The Board of Directors of the Corporation recommends votes “FOR” the amendments to the Corporation’s Certificate of Incorporation and a vote “FOR” the election of the nominees for Directors and the Audit Committee of the Board recommends a vote “FOR” the ratification of the selection of Miller Wachman LLP as independent auditors to audit our books and accounts for the fiscal year ending December 31, 2007.

Proposals
1.	Amend our Sixth Amended and Restated Certificate of Incorporation to declassify	FOR	AGAINST	ABSTAIN
	our Board of Directors so that all directors	☐	☐	☐
are elected annually:
2.	Amend our Sixth Amended and Restated Certificate of Incorporation to increase the	FOR	AGAINST	ABSTAIN
	number of authorized shares of common stock	☐	☐	☐
by 90,000,000 shares:

3.	Election of Directors - Nominees for one year term:
		For	Withhold
	F. William Capp	☐	☐
	Stephen P. Adik	☐	☐
	Daniel E. Kletter	☐	☐
	Virgil G. Rose	☐	☐
	Jack P. Smith	☐	☐
	Edward A. Weihman	☐	☐

4.	Ratification of the selection of Miller Wachman LLP as the Corporation’s independent auditors for 2007:	FOR ☐	AGAINST ☐	ABSTAIN ☐	Mark this box with an X if you plan to attend the meeting.	☐

Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.
NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES

Please sign exactly as your name appears hereon. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the signer is a corporation or partnership, please sign a full corporate or partnership name by any authorized officer of person. If shares are held jointly, each joint owner should sign.

Signature 1—Please keep signature within box	Signature 2—Please keep signature within box	Date (mm/dd/yyyy)
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